Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Confio Corporation (Delaware)
N-able Technologies International, Inc. (Delaware)
N-able Technologies Inc. (Ontario)
SolarWinds Canada Corporation (Nova Scotia)
SolarWinds Czech s.r.o. (Czech Republic)
SolarWinds India Private Limited (India)
SolarWinds IP Holding Company Limited (Ireland)
SolarWinds Software Asia Pte. Ltd. (Singapore)
SolarWinds Software Australia Pty. Ltd. (Australia)
SolarWinds Software Europe Limited (Ireland)
SolarWinds Software Europe (Holdings) Limited (Ireland)
SolarWinds Worldwide, LLC (Delaware) (d/b/a SolarWinds)
SolarWinds Software Netherlands BV (Netherlands)